                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 033-61601


                   Pricing Supplement, dated April 18, 1997
                to Prospectus Supplement dated October 6, 1995
                    to Prospectus dated September 27, 1995


                             BANPONCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES 2
             DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE


PRINCIPAL AMOUNT.................       $30,000,000.00
ORIGINAL ISSUE DATE..............       April 22, 1997
MATURITY DATE....................       April 22, 1999
GLOBAL NOTE......................       Yes
INITIAL INTEREST RATE............       5.9609%
INTEREST RATE BASIS..............       3 Month Libor
INDEX MATURITY...................       N/A
SPREAD...........................       +.125%
INTEREST RATE RESET PERIOD.......       Two business days before the interest
                                        payment date.
INTEREST PAYMENTS DATES..........       6/18/97, 9/17/97, 12/17/97, 3/18/98,
                                        6/17/98, 9/16/98, 12/16/98, 3/17/98
                                        and at maturity.

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to finance BanPonce Corporation subsidiaries.

                            REDEMPTION PROVISIONS


"If BanPonce Corporation does not maintain top-tier short-term ratings from a minimum of two of the six Nationally Recognized Statistical Rating Organizations, the purchaser shall have the unconditional right to demand prepayment of 100% of the outstanding principal amount of the note plus accrued interest. Such demand shall be made by telephone from the purchaser to the issuer up until 12:00 p.m., Cst, on the same business day on which the prepayment will be made. The issuer shall pay to the purchaser the principal amount under the note(s) and all interest accrued and not paid theretofore on the date of prepayment. All payments shall be made in immediately available funds."